Exhibit 10.33
                                                                  DRAFT: 5/23/00

     THIS AGREEMENT made as of the 1st day of November, 2000, between GOTTEX MODELS LTD., an Israeli corporation with offices at New Industrial Zone, Or Yehuda, Israel ("GOTTEX ISRAEL"), GOTTEX MODELS (USA) CORP., a New York corporation with offices at 1411 Broadway, New York, New York 10018 ("GOTTEX USA") (GOTTEX ISRAEL and GOTTEX USA shall be collectively referred to as "GRANTORS") and BREAKING WAVES, INC., a New York corporation, with offices at 112 West 34th Street, New York, New York 10120 ("GRANTEE").


                              W I T N E S S E T H :
                               - - - - - - - - - -

     WHEREAS, GOTTEX ISRAEL holds the registration of the trademark "GOTTEX" (the "MARK") in the United States of America, its territories and possessions (Registration Number 1,009,971) and in Canada (Registration Number __________) for swimwear and related accessories as set forth in such registrations, copies of which have been furnished to GRANTEE; and

     WHEREAS, GOTTEX ISRAEL has authority to use and to license the use of the MARK in the United States, its territories and the possessions, and in Canada (the "TERRITORY") in connection with the manufacture, distribution, sale and advertising of the GOODS (as hereinafter defined);

     WHEREAS, GOTTEX ISRAEL has granted GOTTEX USA a nonexclusive nontransferable right and license to use the MARK in connection with the sale, promotion and advertising of certain products, including GOODS (as hereinafter defined) in the United States;


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     WHEREAS,  it is the  intention  of  the  parties  hereto  that  GRANTEE  be permitted to use the MARK solely for the purposes, in the manner, and to the extent provided for in this Agreement, and

     WHEREAS, GOTTEX ISRAEL wishes to have GOTTEX USA perform certain functions in connection with the licensing of the MARK to GRANTEE as hereinafter set forth,

     NOW, THEREFORE, it is agreed as follows:

     1. License Grant.

     Subject to the provisions of Section 2 herein, GOTTEX ISRAEL grants to GRANTEE, during the Term (as hereinafter defined) of this Agreement, the sole and exclusive right in the TERRITORY to use the MARK, on the terms contained in this Agreement, in connection with the manufacture, sale, distribution at wholesale and advertising within the TERRITORY of girls' swimwear and related coverups in the following categories (hereinafter referred to individually or collectively, as the case may be, as the "GOODS"):

                                      Toddlers                2T to 4T
                                      Children                4 to 6X
                                      Girls                   7 to 14
                                      Chubbies                8-1/2 to 16-1/2
                                      Pre-teen                8T to 14T.

GOTTEX ISRAEL shall not effect any other grant during the Term of this Agreement to use the MARK in connection with the manufacture, sale, distribution at wholesale and advertising within the TERRITORY of the GOODS, and GOTTEX USA agrees not to use the MARK during the Term of this Agreement in connection with the manufacture, sale, distribution at wholesale and advertising within the Territory of the GOODS.


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     2. Special Limitations.

     (a) GRANTORS each reserve the unqualified right to use the MARK in any manner and at all times and to license, franchise or otherwise exploit the MARK in connection with the manufacture, distribution, advertisement and sale of the GOODS outside the TERRITORY, and in connection with the manufacture, distribution, advertisement and sale within the TERRITORY of any and all articles of merchandise other than the GOODS.

     (b) (i) GRANTEE shall not sublicense the license or any of the rights herein granted.

          (ii) GRANTEE shall not contract or subcontract, except as provided in this Paragraph (ii), for the performance of any of its rights and obligations under this Agreement. GRANTEE may contract for the manufacture of the GOODS, provided that GRANTEE shall take any and all action necessary to ensure that GRANTEE'S contractors only manufacture GOODS which fully conform to all the applicable terms and conditions of this Agreement. Such action shall include, without limitation, obtaining a written agreement from each contractor, which shall promptly be delivered to GRANTORS, to the effect that such contractor shall manufacture the GOODS in strict conformity with this Agreement; that such contractor shall not claim any right to use the MARK except in connection with the manufacture of the GOODS; that such contractor shall not question, attack, or in any other manner impugn the validity of the MARK, its registration, or GRANTORS' rights in and to the MARK; and that upon expiration or earlier termination for whatever reason of this Agreement, such contractor shall immediately discontinue the use of the MARK. However, all the acts committed by GRANTEE'S contractors in connection with the matters contemplated by this Agreement, whether committed with or without GRANTEE'S knowledge or consent, shall be deemed to be the acts of GRANTEE. Whenever in this Agreement it is provided that GRANTEE shall take any action or

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refrain from taking any action with respect to the manufacture of the GOODS, and
GRANTEE has contracted for the manufacture of the GOODS, such provision shall also require the GRANTEE to have caused its contractor to so act or refrain from acting.

     (c) GRANTEE recognizes that GOTTEX ISRAEL is the sole owner of the MARK and that, on the date of this Agreement, GOTTEX ISRAEL has the sole right to grant the license herein granted. GRANTEE shall not question, contest or in any manner impugn the validity of the MARK, its registrations, or GRANTORS' rights with respect to the MARK or in and to the license herein granted, including, but not limited to, in any action in which enforcement of the provisions of this Agreement is sought. GRANTEE shall not become an adverse party to litigation in which others shall contest the validity of the MARK or GRANTORS' rights in and to the MARK and GRANTEE shall not in any way seek to avoid its obligations under this Agreement, except as provided in Sub- section 10(d) herein, because of the alleged invalidity of the MARK or GRANTORS' rights.

     3. Quality Standards; Design Access.

     (a) GRANTEE shall maintain the validity and distinctiveness of the MARK, and the high quality and prestigious marketing and advertising of the GOODS, so as to protect and enhance the goodwill residing in the MARK. Accordingly:

          (i) With regard to each kind of item comprising the GOODS, GRANTEE shall furnish or cause to be furnished to GOTTEX USA, at its address herein set forth, for approval or disapproval by GOTTEX USA from time to time, in its sole and absolute discretion, the following: a sample of the fabric of which such item is to be manufactured; a sample of the fabric design to be imprinted on the fabric from which such item is to be manufactured; detailed specifications of the styling of such item; and three (3) first run production samples of such item.

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GRANTEE  agrees  that such items shall not be sold and  delivered  unless all of such approvals are first obtained. Furthermore, GRANTEE'S inventory shall be available to GOTTEX USA at any time for random quality control sampling. All GOODS manufactured, sold or delivered shall conform to the samples so approved by GOTTEX USA. GRANTEE shall also furnish or cause to be furnished to GOTTEX USA, at its address for notice herein set forth, for approval or disapproval by GOTTEX USA, in its sole and absolute discretion, all advertising, labeling, packaging and boxing of the GOODS and GRANTEE agrees that the same shall not be used unless such approval is first obtained. GOTTEX USA shall give its approval or disapproval within the following periods after receipt of the material to be approved, together with a written request for such approval referring to this paragraph: with regard to fabrics and fabric designs, five (5) business days; with regard to styling, fifteen (15) business days; and with regard to finished GOODS and all other items requiring GOTTEX USA'S approval hereunder, ten (10) business days. If not disapproved by GOTTEX USA within the applicable period, GOTTEX USA shall be deemed to have given its approval.

          (ii) GRANTEE shall sell only to retail outlets whose operations are consistent with the quality and prestige of the articles sold by GRANTORS under the MARK; for example, mid and upper level department stores such as Mays, Federated and Dillards. Without limiting the generality and application of the foregoing, GRANTEE shall sell to department stores, specialty store chains, specialty stores and entities engaged in mail order, but not to mass merchandisers or discounters. The particular stores/entities engaged in mail order to which GRANTEE intends to sell the GOODS shall be subject to the prior written approval of GOTTEX USA, to be granted or withheld in GOTTEX USA'S sole and absolute discretion, and GRANTEE shall not sell the GOODS to any store/entity engaged in mail order not so approved. GOTTEX USA shall give its approval or disapproval of such stores/entities engaged in mail order within fifteen (15)

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business days after receipt of a written request for such approval  referring to this paragraph, but if a store/entity engaged in mail order has not been disapproved by GOTTEX USA within such fifteen (15) business day period, GOTTEX USA shall be deemed to have given its approval. GRANTEE shall supervise the use of the MARK by its customers and shall use its best efforts to ensure that they advertise, display and promote the MARK in a manner consistent with this Agreement.

          (iii) The showroom or showrooms in which GRANTEE shows the GOODS to prospective purchasers shall reflect the high quality and prestige associated with the MARK. Prior to the opening of any such showroom, GRANTEE shall notify GOTTEX USA in writing of the showroom's location and provide GOTTEX USA'S representatives with access to the premises for GOTTEX USA'S approval or disapproval, in its sole and absolute discretion, of the location and appearance, including, without limitation, all furnishings of the showroom; and GRANTEE shall not show GOODS on any premises not so approved by GOTTEX USA. GOTTEX USA shall give its approval or disapproval of a showroom within fifteen (15) business days after its representatives have visited the premises for this purpose, but if a showroom is not disapproved with such fifteen (15) business day period, GOTTEX USA shall be deemed to have given its approval.

          (iv) GRANTEE shall use the MARK only in the form in which it is registered and shall not use any variations thereof or an abbreviated form of the MARK. The GOODS and the packaging material used in connection with the GOODS shall bear a label employing the MARK approved in writing in advance by GOTTEX USA, in its sole and absolute discretion. GRANTEE shall duly display all notices with respect to the MARK as are or may be required by the applicable trademarks laws and regulations in effect from time to time in the TERRITORY. Any advertising, labeling, office stationery, invoices, etc., containing the MARK shall include an R in a circle adjacent to the MARK. GOTTEX USA

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          shall give its approval or  disapproval  within  fifteen (15) business days after receipt of such item with a written request for such approval referring to this paragraph, but if not disapproved by GOTTEX USA within such fifteen (15) business day period, GOTTEX USA shall be deemed to have given its approval.

          (v) GRANTEE shall not use all or part of the MARK in the name of any corporation or other business entity. GRANTEE may use the MARK on invoices, order forms, stationery, telephone and directory listings; provided, that GRANTEE undertakes for itself, its agents and any party participating in the marketing of the GOODS that such use shall be solely in conjunction with the sale of the GOODS under the MARK and that this utilization of the MARK shall clearly indicate the name and address of GRANTEE, and, if required in writing by GOTTEX USA, that the MARK is licensed by GOTTEX ISRAEL, and, if required in writing by GOTTEX USA, this utilization of the MARK shall include a specific description of the GOODS. GRANTEE must obtain GOTTEX USA'S prior written approval, which shall be granted or withheld in its sole and absolute discretion, of the form in which it uses the MARK on its invoices, order forms, stationery and telephone and directory listing. GOTTEX USA shall give its approval or disapproval within fifteen (15) business days after receipt of such item with a written request for such approval referring to this paragraph, but if not disapproved by GOTTEX USA within such fifteen (15) business day period, GOTTEX USA shall be deemed to have given its approval.

          (vi) Except as required by law, no other trademarks shall appear on the GOODS or in any promotional material used in connection with the GOODS.

          (vii) GOTTEX USA shall have sole and absolute discretion with respect to all approvals required hereunder, including approvals relating to the design and quality of the GOODS manufactured, distributed, sold and advertised pursuant to

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          this Agreement and all advertising, promotion, labeling, packaging and boxing of the GOODS. As used in this Section 3 only, "business days" shall mean regular business days on which Mr. Uzi Evron, GOTTEX USA'S Chief Financial Officer, is in the United States of America. However, in the event that Mr. Evron is to be out of the United States for a period of five
     (5) or more consecutive business days, a designee shall be appointed by GOTTEX USA to act on its behalf.

     (b) GOTTEX USA shall provide GRANTEE, on a timely basis, with access to GRANTORS' other lines of swimwear and, to the extent they are proprietary to GRANTORS, the designs and fabric designs therefor. Subject to GOTTEX USA'S approval, which shall be granted or withheld in its sole and absolute discretion, GRANTEE shall have the right to adapt for its own use in designing the GOODS bearing the MARK any proprietary swimwear and related coverup design of GRANTORS and the right to replicate for use in manufacturing the GOODS bearing the MARK any proprietary fabric design of GRANTORS used by GRANTORS for their other lines of swimwear and related coverups. At GOTTEX USA'S sole and absolute discretion, and subject to an appropriate grant of rights to GRANTORS from the proprietor of any fabric design, not proprietary to GRANTORS, used by GRANTORS for other lines of swimwear and related coverups, GRANTORS shall grant to GRANTEE the right to replicate such fabric designs for use in manufacturing the GOODS bearing the MARK.

     4. Royalties and Advertising Expenditures.

     (a) Each month during the License Year (as hereinafter defined) GRANTEE shall pay to GOTTEX USA, at GOTTEX USA'S address for notice herein set forth, a royalty of seven percent (7%) of GRANTEE'S Net Sales during the preceding month for the right to use the MARK in accordance with this Agreement ("Monthly Royalty"). "Net Sales," as used in this Agreement, shall mean gross sales of GOODS by GRANTEE in the TERRITORY, less freight

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charges if and to the extent that they are paid by  GRANTEE'S  customers,  usual and customary trade discounts, and credits for returns actually made, if any. The Monthly Royalty shall be due and payable on the 20th day of the month immediately following the month of shipment.

     (b) GRANTEE shall pay GOTTEX USA, at GOTTEX USA'S address for notice herein set forth, a guaranteed minimum royalty ("Guaranteed Royalty") of Seventy Thousand Dollars ($70,000) in the first License Year (November 1, 2000 - October 31, 2001), One Hundred Five Thousand Dollars ($105,000) in the second License Year (November 1, 2001 - October 31, 2002), and One Hundred Forty Thousand Dollars ($140,000) in the third License Year (November 1, 2002 - October 31,
2003). To the extent the Monthly Royalties paid by June 20 in each License Year (November 1 - October 31) shall not at least equal the Guaranteed Royalty for that License Year, GRANTEE shall, no later than June 30 of that License Year, pay GOTTEX USA the difference between the sum of the Monthly Royalties already paid for that License Year and the Guaranteed Royalty for that License Year. GRANTEE shall also continue to pay to GOTTEX USA the Monthly Royalties provided in Subsection 4(a) hereof based on Net Sales, but GRANTEE shall receive a credit against such payments to be made in the balance of the License Year for the amount paid to GOTTEX USA pursuant to the immediately preceding sentence. If, by June 20 in any License Year, GRANTEE shall have paid GOTTEX USA Monthly Royalties under Subsection 4(a) hereof totaling not less than the Guaranteed Royalty for such License Year, GRANTEE shall not be obligated to make any Guaranteed Royalty payment under this Subsection 4(b), but shall continue to pay the Monthly Royalties provided for in Subsection 4(a) hereof based on Net Sales.

     (c) Notwithstanding the provisions of Subsection 4(a), if GRANTEE makes sales of GOODS bearing the MARK on a "Close-Out" or "Off-Price" basis during any License Year, and (x) Net Sales other than Net Sales of Close-Out or Off-Price GOODS in that

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License Year exceed the amount on which the Guaranteed  Royalty for that License
Year is based (One Million Dollars ($1,000,000) in the first License Year, One and One Half Million Dollars ($1,500,000) in the Second License Year, and Two Million Dollars ($2,000,000) in the third License Year), and (y) GRANTEE's Net Sales of Close-Out or Off-Price GOODS bearing the MARK during that License Year represent no more than twenty-five percent (25%) of GRANTEE's Net Sales during that License Year, the royalty rate applicable to Net Sales of Close-Out or Off-Price GOODS bearing the MARK shall be three and one half percent (3 1/2%). For purposes of this Agreement, "Close-Out" or "Off-Price" sales shall mean GOODS sold at forty percent (40%) or more off the listed price of such GOODS.

     (d) As used in this Subsection (d), the term "Advertising" shall refer to advertising placed by GRANTEE in the following categories: print media advertising; electronic media advertising; point-of-sale advertising in any medium; co-op advertising in any medium; and direct mail advertising. In each License Year, GRANTEE shall use its best efforts to advertise the GOODS in the TERRITORY. In this regard, GRANTEE shall expend in each License Year for Advertising (including, without limitation, production costs, agency fees, and media costs) at least the following amounts (the "Advertising Minimums"):

          (i) first License Year: Twenty Thousand Dollars ($20,000) plus two percent (2%) of Net Sales in excess of One Million Dollars ($1,000,000) in such License Year;

          (ii) second License Year: Thirty Thousand Dollars ($30,000) plus two percent (2%) of Net Sales in excess of One Million Five Hundred Thousand Dollars ($1,500,000) in such License Year; and


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          (iii) third License Year:  Forty Thousand  Dollars  ($40,000) plus two percent (2%) of Net Sales in excess of Two Million Dollars ($2,000,000) in such License Year.

To the extent that the Advertising Minimum for any License Year is not expended by GRANTEE in that License Year, GRANTEE shall be obligated to expend such unspent amount for Advertising in the subsequent License Year, in addition to the Advertising Minimum for such subsequent License Year; provided that if in any License Year GRANTEE does not expend at least eighty percent (80%) of the entire sum required to be spent by it in that License Year, GRANTEE shall pay
GOTTEX USA, within thirty (30) days after the end of that License Year, in addition to any royalties or other amounts payable by GRANTEE to GOTTEX USA, a sum equal to such unspent amount. Within thirty (30) days after the expiration of this Agreement or its earlier termination for any reason, GRANTEE shall pay to GOTTEX USA a sum equal to the unspent balances, if any, of the Advertising Minimums for the License Year in which such termination occurred and for all prior License Years.

     (e) Any amounts due pursuant to Subsections 4(a), (b), (c) and (d) which are not paid to GOTTEX USA by GRANTEE within five (5) business days of the due date shall bear interest at the rate of one and one half per cent (1 1/2%) per month from such due date until paid.

     (f) Receipt or acceptance by GOTTEX USA of any Guaranteed or Monthly Royalty payments made by GRANTEE which are less than the total amount due GOTTEX USA pursuant to this Section 4 shall not be deemed to be a waiver of GOTTEX USA'S rights in or to the balance of the royalties due GOTTEX USA.

     5. Books, Records and Statements.

     (a) GRANTEE shall maintain for three (3) years following the close of each License Year accurate books and

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records  which  disclose:  the  amount of sales of the  GOODS and the  amount of sales, if any, which were made on a Close-Out or Off- Price basis; the amount of credits for returns and trade discounts; the amounts spent by GRANTEE in advertising the GOODS and the manner in which such sums were expended; and the amount of all royalties payable hereunder by GRANTEE and the manner in which such royalties were determined.

     (b) GRANTEE shall deliver to GOTTEX USA, within thirty (30) days after January 31, April 30, July 31, and October 31 in each License Year, a statement certified to be true and correct by GRANTEE's Chief Financial Officer, which discloses: the total gross invoice price of the GOODS sold during the period and the License Year to date, clearly indicating what percentage of the total is comprised of Close-Out or Off-Price sales, the amount of credits for returns and trade discounts, the amounts spent by GRANTEE in advertising the GOODS and the manner in which such sums were expended, and a computation of the amount of royalties payable hereunder in respect of Net Sales for the period and the License Year to date. The statement shall be in sufficient detail to be audited from the books of GRANTEE. Notwithstanding the foregoing, if the Monthly Royalties payable for the period from November 1 - May 31 of any License Year do not exceed the Guaranteed Royalty payable for the same period, GRANTEE shall not be obligated to render its first such statement for that License Year until July 31 of that License Year, and such statement shall encompass all Net Sales and royalties from the preceding November 1 through the preceding June 30.

     (c) GRANTORS, at their expense, shall have the right at any time during regular business hours, upon fifteen (15) business days notice to GRANTEE, to examine or audit the books and accounts and records of GRANTEE which pertain to the subject of this Agreement at GRANTEE'S office located as herein stated. GRANTEE shall render all possible assistance to GRANTORS and its accountants in connection therewith. GRANTORS shall be entitled

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to exercise its inspection right twice each License Year during the Term of this
Agreement  and twice in each twelve (12) month period during the period of three
(3) years after the expiration or termination of this Agreement. If any examination or audit reveals any underpayment to GOTTEX USA, GRANTEE shall immediately pay GOTTEX USA the amount of the deficiency with interest (computed at the rate provided in Subsection 4(e) from the date of the original due date). The costs of such examinations shall be borne solely by GRANTORS and their duly authorized representatives unless such examination or audit discloses an underpayment of royalties in excess of two percent (2%) in the period being audited, in which event GRANTEE shall reimburse GRANTORS for all reasonable costs incurred in connection with such examination, including reasonable fees and reimbursable expenses of GRANTORS' certified public accountant or other representative.

     6. Term of Agreement.

     (a) This Agreement shall commence on the date first herein written and its term shall continue, for a period of three years, unless sooner terminated according to its terms and conditions (the "Term"). "License Year" as used in this Agreement shall mean each period of November 1 to October 31 during the Term.

     (b) No later than March 1, 2003, each party shall provide the other in writing with its intention as to whether or not it wishes to renew this Agreement for an additional three year term. If all parties indicate their intention to renew, they shall use the period between March 1 and November 1, 2003 to negotiate the terms of the renewal. If any party does not wish to renew this Agreement, or the parties are unable to agree on the terms of the renewal, this Agreement shall expire as of the close of October 31, 2003.


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     (c) All of GOTTEX USA'S rights and  GRANTEE'S  obligations  under Section 4 with respect to royalties and other sums provided to be paid after expiration or earlier termination of the Term or earlier termination of this Agreement shall survive such expiration or termination.

     (d) In the event of termination of this Agreement prior to its expiration on October 31, 2003, for any reason other than by breach or bankruptcy of GRANTEE, GRANTEE shall have the privilege, on a non-exclusive basis, until the end of the License Year in which termination occurred (the "Sell-Off Period"), to continue to sell under the MARK, until the end of that License Year, any of the GOODS then contained in GRANTEE'S inventory of stock on hand on such termination date, solely in order to dispose of such inventory, subject to all of the other terms of this Agreement not inconsistent with those in this Subsection 6(d). GRANTEE'S privilege to sell the GOODS under the MARK as provided in this Subsection 6(d) shall also be subject to the following:

          (i) Within ten (10) days of the termination date of this Agreement, GRANTEE shall deliver to GOTTEX USA a statement of the amount of its then existing inventory of GOODS, and the quantity of such existing GOODS shall not exceed a reasonable inventory based upon GRANTEE'S selling requirement of the GOODS at that time of the License Year. GRANTEE'S sales of the GOODS during the Sell-Off Period shall not exceed the amount of such inventory disclosed in the statement.

          (ii) GRANTEE shall pay to GOTTEX USA as royalties, in United States currency, seven percent (7%) of its Net Sales during the Sell-Off Period. The royalties shall be paid by GRANTEE to GOTTEX USA within twenty (20) days of the end of each calendar month during the Sell-Off Period and of the last day of such period. Any late payment of such royalties shall bear interest at the rate provided for in Subsection 4(e) herein.

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
          (iii) Within twenty (20) days of the end of each calendar month during the Sell-Off Period and of the last day of such period, GRANTEE shall deliver to GOTTEX USA a statement, certified to be correct by GRANTEE'S Chief Financial Officer, which discloses the same information as required in Subsection 5(b) herein, in sufficient detail to be audited from the books of GRANTEE.

     (e) In lieu of GRANTEE'S rights to dispose of GRANTEE'S inventory on hand of the GOODS in the event of the expiration or earlier termination of this Agreement, GRANTORS may, at their option, purchase from GRANTEE such inventory on hand on such expiration or termination date which is good and usable for a purchase price of sixty percent (60%) of GRANTEE'S regular list price for such GOODS. GRANTEE shall not be responsible to pay GRANTORS percentage royalties on the sale of any GOODS to GRANTORS pursuant to this subsection.

     (f) It is understood by GRANTEE that GRANTORS may grant a license or licenses to use the MARK in connection with the manufacture, distribution, sale and advertising of GOODS in the TERRITORY, the shipment of which shall not commence until after the expiration or earlier termination of the Term of this Agreement.

     7. Breach.

     (a) In the event GRANTEE fails to fulfill any of the terms and conditions of this Agreement or of any other agreement with GRANTORS respecting the MARK, GRANTORS shall each have the right, on written notice specifying such default, to terminate this Agreement effective thirty (30) days after the date GRANTEE receives such written notice as provided in Section 15 herein, unless such default is cured by GRANTEE within such thirty (30) day period, provided that if such default in question shall be GRANTEE'S failure to pay any sums due hereunder or thereunder as

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                                      -15-
and when so due,  such cure  period  shall be seven (7) days  rather than thirty
(30) days. GRANTEE may make payment of amounts claimed hereunder under protest in order to prevent a threatened breach and thereafter seek repayment thereof in an arbitration proceeding held pursuant to Section 18 hereof, provided that if such arbitration is not requested within thirty (30) days following such payment under protest, such protest shall be deemed to have been withdrawn. Except as otherwise provided in this Agreement, GRANTORS' exercise of their rights, pursuant to this Subsection 7(a), to terminate this Agreement shall be without prejudice to any other legal or equitable remedy to which GRANTORS may be entitled by reason of GRANTEE's breach of any term or condition of this Agreement.

     (b) If GRANTEE contests the validity of a termination, its only remedy in the event its contest is successful shall be money damages; GRANTEE shall have no right to specific performance by GRANTORS or to injunctive relief of any kind whatever.

     8. Insolvency.

     (a) Any of the following events shall constitute an "Insolvency Event of Default": (i) the insolvency of either of the GRANTORS or GRANTEE, or the making by either of the GRANTORS or GRANTEE of an assignment for the benefit of creditors, or (ii) the filing by either of the GRANTORS or GRANTEE of, or the entry of an order for relief against either of the GRANTORS or GRANTEE in any voluntary or involuntary proceeding under any bankruptcy, insolvency, reorganization or receivership law, including, but not limited to, the Bankruptcy Code, or an admission seeking relief as therein allowed, or if any such proceeding which shall have been commenced against either of the GRANTORS or GRANTEE remains undismissed for a period of thirty (30) days, or (iii) the appointment of a receiver for all or a substantial portion of either of the GRANTORS' or GRANTEE'S property, or (iv) the

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
assumption of custody, attachment, or sequestration by a court of competent jurisdiction of all or a substantial portion of either of the GRANTORS' or GRANTEE'S property. If any party undergoes an Insolvency Event of Default, either of the other parties may elect to terminate this Agreement by written notice without prejudice to any right or remedy it may have, including, but not limited to, damages for breach of any term or condition of this Agreement.

     (b) No assignee for the benefit of creditors, receiver, liquidator, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of either of the GRANTORS' or GRANTEE'S assets or business, shall have any right to continue performance of this Agreement, and this Agreement may not be assigned by operation of law.

     9. Discontinuance of Use of the MARK.

     Upon the termination, expiration or cancellation of this Agreement for any reason, GRANTEE shall immediately discontinue the use of the MARK and thereafter shall no longer use the MARK or any variation or simulation thereof, or any word or mark similar thereto, for any purpose whatsoever or, directly or indirectly, manufacture, market, distribute, sell or advertise the GOODS with the MARK; provided, however, GRANTEE shall have the right to dispose of those GOODS then in GRANTEE'S inventory of stock on hand in accordance with the terms and conditions of Subsections 6(d) and 6(e) of this Agreement.

     10. Infringement and Maintenance of the MARK.

     (a)  GRANTEE  shall   promptly  give   GRANTORS   written   notice  of  all
infringements or possible infringements of the MARK of which GRANTEE has knowledge, with any available evidence of such infringements or possible infringements. GRANTORS may, in their sole and absolute discretion, commence, prosecute or settle

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
any infringement action or proceeding or assert any claim of infringement of the MARK. In any infringement action, proceeding or claim brought by GRANTORS, GRANTEE, at GRANTORS' expense, shall cooperate with GRANTORS as requested by GRANTORS.

     (b) Except as provided in Subsection 10(d) herein, GRANTORS agree to indemnify and save harmless GRANTEE against any damage, expense (including reasonable attorneys' fees), liability or demand arising out of any claim made in any suit, action or proceeding commenced by third parties (including, without limitation, against GRANTORS and GRANTEE jointly) (herein collectively referred to as "Action") that GRANTEE does not have the exclusive right to use the MARK as granted by this Agreement. GRANTEE shall promptly notify, in writing, GRANTORS of any such Action. GRANTORS shall have the right to defend any such Action through attorneys of their own selection. GRANTEE shall cooperate with GRANTORS in such defense as requested by GRANTORS, at GRANTORS' expense. The terms of settlement of any such Action shall be within the sole and absolute discretion of GRANTORS.

     (c) In the event that present trademark registrations for the MARK do not encompass the GOODS hereunder licensed, GOTTEX ISRAEL, at its expense, shall cause appropriate trademark registration applications to be filed and GRANTEE shall cooperate by providing necessary samples, invoices or other documents.

     (d) In the event GRANTEE'S use and enjoyment of the MARK as licensed hereunder is materially restricted by reason of a successful opposition of any trademark registration application as aforesaid, or as a result of any Action as aforesaid, and provided that GRANTEE is not in breach of any of the terms and conditions of this Agreement, GRANTEE'S sole remedy shall be to cancel this Agreement upon thirty (30) days' written notice.


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
     11. Copyright Ownership; Secrecy.

     (a) Any and all copyrights which may exist, or come into being, with respect to any and all fabric designs, swimwear and clothing designs, package designs, prints, labels, advertising or promotional materials used pursuant to this Agreement shall be the property of GOTTEX ISRAEL. If not created by either of the GRANTORS, they shall be deemed works made by GRANTEE for hire. Without limiting the foregoing, GRANTEE hereby assigns all of its right, title and interest, whether under copyright or otherwise, in and to such fabric designs, swimwear and clothing designs, package designs, prints, labels, advertising or promotional materials to GOTTEX ISRAEL as and when they are created. GRANTEE shall place appropriate copyright notices thereon in the name of GOTTEX ISRAEL.

     (b) Any and all of GRANTORS' swimwear or coverups, or fabric designs by GRANTORS or GRANTEE, and any and all samples or prints prepared from such designs, are, shall become and shall remain the property of GOTTEX ISRAEL and/or GOTTEX USA, and, as between GRANTEE and GRANTORS, are to be used by GRANTEE exclusively in connection with the manufacture and sale of the GOODS bearing the MARK in accordance with this Agreement. Accordingly, GRANTEE shall not manufacture, distribute, sell or advertise any articles of merchandise which employ or are prepared, manufactured or adapted from such designs, or the samples prepared from such designs, except under the MARK and in accordance with this Agreement.

     (c) Any and all samples or prints prepared by GRANTEE not based on GRANTORS' swimwear, coverups or fabric designs, for use in connection with the manufacture and sale of the GOODS bearing the MARK in accordance with this Agreement shall also be the property of the GOTTEX ISRAEL and/or GOTTEX USA and shall be used exclusively in connection with the manufacture and sale of the GOODS bearing the MARK in accordance with this Agreement.

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                                      -19-

GRANTEE shall not manufacture, distribute, sell or advertise any articles of merchandise which employ or are prepared, manufactured or adapted from such samples or prints, except under the MARK and in accordance with this Agreement.

     (d) GRANTEE shall cause all GOODS, packaging, prints, labels, advertising and promotional materials manufactured or produced under its supervision pursuant to this Agreement to bear a copyright notice in the following form:

          (i) For GOODS:

              Gottex Models Ltd.

          (ii) For all other materials:

              20__Gottex Models Ltd. (insert year of first publication)

     (e) GRANTEE shall take all precautions necessary to protect the secrecy of all swimwear, coverup, and fabric designs licensed to GRANTEE pursuant to Subsection 3(b) of this Agreement, and of any and all samples prepared from such designs, prior to the showing of the corresponding articles of the GOODS for commercial distribution. GRANTEE shall not disclose, except as may be otherwise authorized by this Agreement, any information received pursuant to this Agreement and not generally available to the public, to any other person during the Term of this Agreement or for a period of three (3) years thereafter.

     12. Indemnity and Insurance.

     (a) GRANTEE shall indemnify and save and hold GRANTORS harmless from and against any and all liabilities, claims, causes or actions, damages and expenses, including reasonable attorneys' fees and expenses, which GRANTORS becomes liable for, or may

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                                      -20-
incur by reason of any acts, whether of omission or commission, that may be committed or suffered by GRANTEE or any of its servants, agents, or employees in connection with GRANTEE'S performance of this Agreement or in connection with GOODS manufactured by or for GRANTEE, notwithstanding any approval which may have been given by GRANTORS. The provisions of this subsection shall not apply to damages arising out of claims by third parties based upon infringement or other violation of a third party's statutory or common law trademark rights.

     (b) GRANTEE shall, within thirty (30) days after the execution of this Agreement, obtain from an insurance company reasonably acceptable to GOTTEX USA and maintain in full force and effect for the duration of this Agreement and for one (1) year thereafter, public and products liability insurance in the minimum amount of TWO MILLION DOLLARS ($2,000,000) per occurrence in order to protect GRANTORS against any liabilities with which they may be charged because of damage or injuries suffered by any servants, agents, contractors, employees or customers of GRANTEE or by the general public, resulting from the use or sale of the GOODS imported, manufactured, distributed, advertised or sold by GRANTEE or GRANTEE'S contractors. GRANTEE agrees to cause the names of GRANTORS to be entered in such policy as additional named insureds and to deliver to GRANTORS a certificate thereof. Said insurance shall provide that it cannot be cancelled or reduced without the insurer first giving GRANTORS thirty (30) days' advance written notice thereof. GRANTEE shall assume and save GRANTORS harmless from any and all liability, loss, cost or damage, including reasonable attorneys' fees, on account of services rendered to customers or for any injury to persons or property occurring in the performance of this Agreement or in connection with the manufacture, sale, distribution, advertising or use of the GOODS by or on behalf of GRANTORS, notwithstanding any approval which may have been given by GRANTORS, except as is provided in Section 10 herein.


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
     (c) GRANTEE shall, upon GRANTORS' request, promptly furnish or cause to be furnished to GRANTORS complete copies of policies or certificates of insurance, with proof of premium payments.

     13. Best Efforts.

     GRANTEE shall use its best efforts in the manufacture, distribution, sale, promotion and advertising of the GOODS in order to maintain the value of the goodwill residing in the MARK, and to produce the maximum amount of royalties under this Agreement consistent with the standards of quality prescribed by this Agreement.

     14. Relationship Between the Parties.

     (a) Nothing herein shall be construed to deem the parties' relationship to be a partnership or joint venture.

     (b) GRANTEE shall not represent itself as the agent or representative of GRANTORS for any purpose and shall have no right to create or assume any obligation of any kind, expressed or implied, for or on behalf of GRANTORS, except as herein provided.

     15. Notices.

     (a) Any notice, report, demand, waiver, consent, approval or disapproval required herein shall be in writing and shall be given personally or by messenger, courier, confirmed facsimile transmission or by registered or certified mail, return receipt requested, addressed as follows:


DC 174881.1 02272 00307
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                                      -22-
         if to GOTTEX ISRAEL at:

                  Gottex Models Ltd.
                  New Industrial Zone
                  Or Yehuda, Israel

                  Attention: Mr. Simcha Kynan
                  Fax No.011-972-3-533-3412

                  with a copy to:

                  Weksler, Bregman & Co.
                  Advocates & Notary
                  9 Achad Ha'am St.
                  Shalom Tower
                  Tel Aviv  65251
                  Israel

                  Attention: Amir Chen, Esq.
                  Fax No. 011-972-3-511-9394

         if to GOTTEX USA at:

                  Gottex Models (USA) Corp.
                  1411 Broadway
                  New York, New York 10018

                  Attention: Mr. Uzi Evron
                  Fax No. 212-302-3851

                  with a copy to:

                  Melvin Schwechter, Esq.
                  LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                  1875 Connecticut Avenue, N.W.
                  Suite 1200
                  Washington, D.C. 20009

                  Fax No. 202-986-8102

         and if to GRANTEE at:

                  Breaking Waves, Inc.
                  112 West 34th Street
                  New York, New York 10120

                  Attention:  Mr. Michael Friedland
                  Fax No. 212-967-8372


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
                  with copies to:

                  Shopnet.com., Inc.
                  14 East 60th Street
                  New York, NY  10022

                  Attention:  Mr. Harold Rashbaum
                  Fax No. 212-688-1797

                  and

                  Barton Nachamie, Esq.
                  Todtman, Nachamie, Spizz and Johns
                  425 Park Avenue
                  New York, NY  10022

                  Fax No. 212-754-6262.

     (b) A notice shall be deemed received upon the date of delivery, but if given by mail, five days after the day on which it is deposited in the United States mails, properly addressed postage prepaid as herein provided. Any party may change its address for the purpose of notice by notice in accordance with this Section 15.

     16. Non-Assignability.

     Neither GRANTORS nor GRANTEE shall assign, transfer, pledge, or mortgage this Agreement to any person or party and any attempted assignment, transfer, pledge or mortgage shall be null and void, except that GRANTORS may assign or otherwise transfer this Agreement or any of its rights under this Agreement to any corporation or other business entity controlled by, controlling, or under common control with GRANTORS or any principals of GRANTORS.

     17. Severability.

     In the event that one or more terms and conditions of this Agreement shall at any time be found to be invalid or otherwise rendered unenforceable, such terms and conditions shall be severable from this Agreement, so that the validity and

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
enforceability of the remaining terms and conditions of this Agreement shall not be affected thereby.

     18. Applicable Law; Arbitration.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein.

     (b) If any controversy or claim shall arise between GRANTORS and GRANTEE with respect to the validity of any provision of this Agreement, the interpretation of any provision of this Agreement, or the rights and obligations of the parties hereto, other than the provisions hereof concerning GRANTORS' trademark rights and those concerning GRANTEE'S acknowledgment of and agreement to protect such rights, and provided that such controversy or claim shall not be resolved within thirty (30) days after the same shall arise, then such controversy or claim shall be submitted to the New York, New York office of the American Arbitration Association for arbitration in accordance with its Commercial Arbitration Rules as then in effect. Such dispute shall be heard and resolved by one (1) arbitrator. Such arbitrator shall award any relief which he may deem fair and proper under the circumstances, without regard to the relief which would otherwise be available to either party hereto in a court of law or equity, including without limitation an award of money damages (with interest on unpaid amounts determined by such arbitrator), specific performance and injunctive relief. The award of such arbitrator shall be conclusive and binding on the parties hereto, and judgment upon such award may be entered by any court having jurisdiction thereof.

     19. Force Majeure.

     No party hereto shall be liable for damages or otherwise for failure to satisfy or perform any obligation or

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                                      -25-
duty to be satisfied or performed pursuant to the terms and provisions of the Agreement, if such failure is occasioned by Act of God, war, civil disorder, strikes, labor disputes, acts or regulations of governmental agencies and authorities, or similar circumstances beyond the control of the party hereto who has failed to satisfy or perform, but any such obligation or duty, although the satisfaction or performance thereof has been postponed pursuant to this section, shall remain in force and shall be satisfied and performed pursuant to this Agreement, as soon as such satisfaction and performance becomes legally and practicably possible.

     In the event such event beyond the control of the party obligated to perform continues for a period in excess of six (6) months, the party to whom performance is due may terminate this Agreement on thirty (30) days' written notice.

     20. No Waiver; Entire Agreement.

     This Agreement is presented to the GRANTEE for signature, but is not to be construed as an offer and shall not in any way bind GRANTORS until such time as GRANTORS have executed and delivered this Agreement to GRANTEE. Failure of GRANTORS or GRANTEE to insist upon strict performance of any of the terms contained in this Agreement shall not be deemed a waiver of their right to insist upon strict performance. This Agreement expresses the complete agreement between the parties, and it may not be modified or amended except in writing signed by both parties.

     21. Headings.

     The various headings in this Agreement are for convenience only and shall not affect the meaning or interpretation of its provisions.


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                                      -26-

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                                 GOTTEX MODELS LTD.



                                                 By: /s/ Kynan Simcha
                                              Name:  Kynan Simcha
                                             Title:  President


                                                 GOTTEX MODELS (USA) CORP.



                                                 By: /s/ Uzi Evron
                                               Name: Uzi Evron
                                              Title: Chief Financial Officer



                                                 BREAKING WAVES, INC.



                                                 By: /s/ Michael Friedland
                                               Name: Michael Friedland
                                              Title: Vice-President

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